SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, DC 20549

                               FORM 8-K

                            CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(D) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     May 15, 1995

                       H. F. Ahmanson & Company
          (Exact name of registrant as specified in charter)


         Delaware             1-8930              95-0479700
      (State or other       (Commission          (IRS employer
      jurisdiction of       file number)       identification no.)
      incorporation)


       4900 Rivergrade Road, Irwindale, California          91706
        (Address of principal executive offices)          (Zip code)


Registrant's telephone number, including area code    (818) 960-6311

                            Not applicable
       (Former name or former address, if changed since last report)

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ITEM 5.   OTHER EVENTS.

     On May 15, 1995, Home Savings of America, FSB ("Home Savings"), a wholly-owned subsidiary of H. F. Ahmanson & Company (the "Company"), announced that it had signed a definitive agreement with GreenPoint Bank to sell its New York retail deposit branch system, with deposits totaling approximately $8.3 billion in 60 branches at March 31, 1995. The purchase price represents a deposit premium of approximately $660 million or 8%. In addition, goodwill and other intangibles associated with the branches, totaling approximately $114 million at March 31, 1995, will be written off. The estimated after-tax gain, net of related expenses and goodwill write-off, will be approximately $240 million.

     The Company intends to fund the sale with excess liquidity and a combination of new borrowings of approximately $3.4 billion and sales of securities of approximately $2.7 billion. In addition, the Company will utilize funds generated by the acquisition of $1.4 billion in deposits from Household Bank, FSB, which is expected to be completed in the second quarter of 1995. As a result of the sale and related asset disposition and funding transactions, the Company's total assets are expected to decline by approximately $3.0 billion.

     Excluding the after-tax gain on sale of the branch system, the effect of the transactions on future operations is expected to be approximately earnings neutral. Future deployment of the capital generated by the transaction is expected to be accretive to earnings per share. Reductions in the Company's net interest income and fee income are expected to be offset by reductions in general and administrative expenses.

     The sale is subject to regulatory approval and is expected to be completed during the third or fourth quarter of 1995.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 25, 1995

                               H.F. AHMANSON & COMPANY

                                    /s/ Kevin M. Twomey

                               By:  Kevin M. Twomey
                                    Senior Executive Vice President and
                                      Chief Financial Officer